Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of May 16, 2003, by and between Green Light Acquisition Company, a Delaware corporation (the “Company”), and Gary Coury (the “Employee”). The Company and the Employee are sometimes hereinafter collectively referred to as the “parties” and individually as a “party.” Certain capitalized terms used in this Agreement are defined in Article VII hereof.

RECITALS

A.            The Company has entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with U.S. Traffic Corporation (the “Acquired Company”) whereby it will acquire substantially all of the assets and good will of two of the three business segments of the Acquired Company. The Acquired Company is in the business of manufacturing, selling and servicing traffic control equipment, overhead and portable traffic display signage, electronic display and message centers, lighted signage, transit fixtures, power supply sources, electronic components, and tunnel lighting which are organized into three business segments, including the Traffic and the Traffic Lighting products segments (the “Business”), as well as the Myers Power products segment which is not part of the asset purchase agreement (the “Excluded Business”). The Employee was the President of the Acquired Company at the time of this acquisition. The Company is and will be engaged in the Business. The Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as the Company’s President. As a condition of that employment, the Company requires that an employment agreement be entered into pursuant to which the Employee furnishes the Company with, among other things, certain covenants.

B.            Execution and delivery of this Agreement is a condition precedent to the Company’s consummation of the acquisition contemplated by the Asset Purchase Agreement.

C.            The Employee acknowledges that as a member of the Company’s management, he is one of the persons charged with primary responsibility for the implementation of the Company’s business plans, and that he will have regular access to various trade secrets and other confidential and/or proprietary information relating to the Company and its Business.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE I

EMPLOYMENT RELATIONSHIP

1.1          Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Employee to serve as the Company’s President, and the Employee hereby accepts such employment, and agrees to perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

1.2          Duties. The Employee shall have the normal and customary duties, responsibilities and authority of a company President and shall perform such other duties on behalf of the Company and its affiliates as may be assigned to him by Quixote Corporation management.  In connection with the Employee’s performance of his duties, he shall report to Leslie J. Jezuit, or in specific instances, to Mr. Jezuit’s designee.

1.3          Exclusive Employment. While he is employed by the Company hereunder, the Employee covenants to the Company that he will devote his entire business time, energy, attention and skill to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and use his good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting the Employee from spending such time as may be reasonably necessary to attend to his personal affairs and investments so long as such activities do not conflict or interfere with the Employee’s obligations and/or timely performance of his duties to the Company and its affiliates hereunder.

1.4          Employee Representations. The Employee hereby represents and warrants to the Company that:

(a)           the execution, delivery and performance by the Employee of this Agreement and any other agreements contemplated hereby to which the Employee is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound;

(b)           the Employee is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity (or if a party to such an agreement, the Employee has disclosed the material terms thereof to Leslie J. Jezuit prior to the execution hereof and promptly after the date hereof shall deliver a copy of such agreement to Leslie J. Jezuit); and

(c)           upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms.

The Employee hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

ARTICLE II

PERIOD OF EMPLOYMENT

2.1          Employment Period. The Employee’s employment hereunder shall commence on the date hereof and shall continue hereunder until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of Article V hereof (the “Employment Period”).

2.2          Employment Period. The Employment Period shall commence on the date hereof and end on the second anniversary of the date hereof (the “Term”).

ARTICLE III

COMPENSATION

3.1          Annual Base Compensation. During the Employment Period the Company shall pay to the Employee an annual base salary (the “Annual Base Compensation”) in the amount of $200,000.  The Annual Base Compensation shall be paid in regular installments in accordance with the Company’s general payroll practices, and shall be subject to all required federal, state and local withholding taxes. The Employee’s Annual Base Compensation shall be reviewed annually by the Quixote Corporation Board of Directors in consultation with the Chief Executive Officer and may, in the discretion of the Board be increased, provided that there shall be no obligation on the part of the Company to increase the Employee’s Annual Base Compensation.

3.2          Performance Bonus. The Company will develop a performance bonus plan for the Employee based on targeted sales and profit levels.

3.3          Expenses. During the Employment Period, the Employee shall be entitled to reimbursement of all travel, entertainment and other business expenses reasonably incurred in the performance of his duties for the Company, upon submission of all receipts and accounts with respect thereto, and approval by the

Company thereof, in accordance with the business expense reimbursement policies of the Company.  In addition, the Employee shall be entitled to a car allowance of $500 per month and a living expense allowance of $3,000 per month.

3.4          Vacation. In respect of each calendar year falling within the Employment Period, the Employee shall be entitled to such vacation time as the Company customarily provides to its other employees who are in senior executive positions.

3.5          Other Fringe Benefits. During the Employment Period, the Employee shall be entitled to participate in Quixote Corporation’s employee pension and welfare benefit plans for which he is eligible under the terms of those plans and which are made available to employees of subsidiaries of Quixote Corporation who are in senior executive positions, subject to the phase-in of such benefits.

ARTICLE IV

COVENANTS OF THE EMPLOYEE

4.1          Proprietary Rights. The Employee hereby expressly agrees that all research, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), trade secrets (being information about the business of the Company which is considered by the Company to be confidential and is proprietary to the Company) and confidential information, copyrightable works, and similar and related information (in whatever form or medium), which (x) either (i) relate to the Company’s actual or anticipated business, research and development or existing or future products or services or (ii) result from any work performed by the Employee for the Company and (y) are conceived, developed, made or contributed to in whole or in part by the Employee during the Employment Period (“Work Product”) shall be and remain the sole and exclusive property of the Company. The Employee shall communicate promptly and fully all Work Product to the Board.

(a)  Ownership of Inventions.  Employee agrees to communicate to the Company as promptly and full as practicable all Inventions (as defined below) conceived or reduced to practice by him (alone or jointly by others) at any time during his employment by the Company or thereafter.  Employee hereby assigns to the Company and/or its nominee all his right, title and interest in such Inventions, and all of his right, title and interest in any patents, copyrights, patent applications, or copyright applications based thereon.  Employee will assist the Company and/or its nominee (without charge but at no expense to him) at any time and in every proper way to obtain for its own benefit, patents and copyright registrations for all such

Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings.

As used in this Agreement, the term “Inventions” includes, but is not limited to, all discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable, made or conceived at the Company’s request or the Company’s premises. Any provision in this Agreement requiring Employee to assign his rights in any Invention does not apply to an Invention which qualifies under the provisions of Section 2870 of the California Labor Code.  That section provides that the requirement to assign

“shall not apply to an invention that the employee developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by the employee for the Company.”

Employee understands that he bears the burden of proving that an Invention qualifies under Section 2870.

Notwithstanding the foregoing, Employee also assigns to the Company (or to its nominee) all rights which he may have or acquire in any Invention, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for and in his behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyright registrations and other proprietary rights with the same force and effect as if executed and delivered by him.

(b)           Work Made for Hire. The Employee acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by the Employee within the scope of the Employee’s employment by the Company during the Employment Period shall be deemed a “work made for hire” under the copyright laws and shall be owned by the Company.

(c)           Assignment of Proprietary Rights. The Employee hereby assigns, transfers and conveys to the Company, and shall assign, transfer and convey to the Company, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the “Proprietary Rights”) for the Company’s exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof.

(d)           Further Instruments. At the request of the Company at all times during the Employment Period and thereafter, the Employee will promptly and fully assist the Company in effecting the purpose of the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary to secure for the Company such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony.

(e)           Inapplicability of Section 4.1 In Certain Circumstances. The Company expressly acknowledges and agrees that, and the Employee is hereby advised that, this Section 4.1 does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, unless (i) the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by the Employee for the Company.

4.2          Ownership and Covenant to Return Documents, etc. The Employee agrees that all Work Product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company either furnished to the Employee by the Company or are prepared, compiled or otherwise acquired by the Employee during the Employment Period, shall be the sole and exclusive property of the Company. The Employee shall not, except for the use of the Company, use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. The Employee agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on the termination of his employment with the Company, or at any other time upon the Company’s request.

4.3          Non-Disclosure Covenant. During the Employment Period and at all times thereafter, the Employee shall not, either directly or indirectly, disclose to any “unauthorized person” or use for the benefit of the Employee or any person or entity other than the Company any Work Product or any knowledge or information which the Employee may acquire while employed by the Company or the Acquired Company (whether before or after the date of this Agreement) relating to (i) the financial, marketing, sales and business plans and affairs, financial statements, analyses, forecasts and projections, books, accounts, records, operating costs and expenses and other financial information of the Company, the Acquired Company or the Business of the Acquired Company; (ii) internal management tools and systems, costing policies and methods, pricing policies and methods and other methods of doing business of the Company, the Acquired Company or the Business of the Acquired Company; (iii) customers, sales, customer requirements and usages, distributor lists of the Company, the Acquired Company or the Business of the Acquired Company; (iv) agreements with customers, vendors, independent contractors, employees and others of the Company, the Acquired Company or the Business of the Acquired Company; (v) existing and future products or services and product development plans, designs, analyses and reports of the Company, the Acquired Company or the Business of the Acquired Company; (vi) computer software and data bases developed for the Company, the Acquired Company or the Business of the Acquired Company, trade secrets, research, records of research, models, designs, drawings, technical data and reports of the Company, the Acquired Company or the Business of the Acquired Company; and (vii) correspondence or other private or confidential matters, information or data whether written, oral or electronic, which is proprietary to the Company, the Acquired Company or the Business of the Acquired Company, and not generally known to the public (individually and collectively “Confidential Information”), without the Company’s prior written permission. For purposes of this Section 4.3, the term “unauthorized person” shall mean any person who is not (i) an officer or director of the Company or an employee of the Company for whom the disclosure of the knowledge or information referred to herein is necessary for his performance of his assigned duties; (ii) an employee, officer or director of a Parent or affiliate of the Company for whom the disclosure of the knowledge or information referred to herein is necessary for his performance of his assigned duties; or (iii) a person expressly authorized by the Company to receive disclosure of such knowledge or information. The Company expressly acknowledges and agrees that the term “Confidential Information” excludes information which is (A) in the public domain or otherwise generally known to the trade; (B) disclosed to third parties other than by reason of the Employee’s breach of his confidentiality obligation hereunder; or (C) learned of by the Employee subsequent to the termination of his employment hereunder from any other party not then under an obligation of confidentiality to the Company. Further, the Employee covenants to the Company that in the Employee’s performance of his duties hereunder, the Employee will violate no confidentiality obligations he may have to any third persons.

4.4          Anti-Pirating and Non-Interference Covenants. The Employee covenants to the Company that while the Employee is employed by the Company hereunder he will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may induce any other employee of the Company to leave the employ or otherwise interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any person who is then or thereafter becomes an employee of the Company.  The Employee further covenants that during his employment and for a two (2) year period thereafter (the “Nonsolicitation Period”), he will not, for any reason, directly or indirectly, do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any customer or vendor of the Company or induce any such customer or vendor to cease doing business with the Company.

4.5          Remedies For Breach. If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Article IV, the Company shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Article IV specifically enforced by any court having equity jurisdiction, together with an accounting therefore, it being expressly acknowledged and agreed by the Employee that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such injunction shall be available without the posting of any bond or other security, and the Employee hereby consents to the issuance of such injunction. The Employee further agrees that any such injunctive relief obtained by the Company shall be in addition to, and not in lieu of, monetary damages and any other remedies to which the Company may be entitled. Further, in the event of an alleged breach or violation by the Employee of any of the provisions of Section 4.4 hereof, the Nonsolicitation Period shall be tolled until such breach or violation has been cured. The parties agree that in the event of the institution of any action at law or in equity by either party to enforce the provisions of this Article IV, the losing party shall pay all of the costs and expenses of the prevailing party, including reasonable legal fees, incurred in connection therewith. If any covenant contained in this Article IV or any part thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of such covenant or any other covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to modify such covenant to the least extent necessary to render it enforceable and, in its modified form, said covenant shall then be enforceable.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1          Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate at the expiration of the Term, or prior to the expiration of the Term upon the occurrence of any of the following events (hereinafter referred to as “Triggering Events”): (a) the Employee’s death; (b) the Employee’s Total Disability; (c) the Employee’s Resignation; (d) a Termination by the Company for Cause; or (e) a Termination by the Company Without Cause.

5.2          Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event prior to the expiration of the Term shall be as follows:

(a)           Resignation and Termination by the Company for Cause: If the Triggering Event was the Employee’s Resignation or a Termination by the Company for Cause, the Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof in accordance with the policy of the Company, and to continue to participate in the Company’s health, insurance and disability plans and programs through that date and thereafter, only to the extent permitted under the terms of such plans and programs.

(b)           Death or Total Disability: If the Triggering Event was the Employee’s death or Total Disability, the Employee (or the Employee’s designated beneficiary) shall be entitled to receive the Employee’s Annual Base Compensation and accrued but unpaid vacation through the date thereof, and to continue to participate in the Company’s health, insurance and disability plans and programs through the date of termination and thereafter only to the extent permitted under the terms of such plans and programs.

(c)           Termination by Company Without Cause: If the Triggering Event was a Termination by the Company Without Cause, the Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof plus for each month of the Severance Period the Employee shall also be paid an amount equal to one-twelfth (1/12th) of an amount equal to the sum of his then current Annual Base Compensation (the “Severance Benefit”); provided that the Employee shall be entitled to receive such Severance Benefit during the Severance Period if and only if the Employee has executed and delivered to the Company a General Release provided by the Company and only so long as the Employee has not breached any of his covenants to the Company set forth in Article IV of this Agreement.

(d)           Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of the Employee’s rights to salary, employee benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment

Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which the Employee owes the Company against any amounts it owes the Employee under this Agreement.

5.3          Survival of Certain Obligations. The provisions of Articles IV, VI and VIII shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Term. Immediately following the termination of the Employment Period, the Employee shall promptly return to the Company all property required to be returned to the Company pursuant to the provisions of Section 4.2 hereof.

ARTICLE VI

ASSIGNMENT

6.1          Prohibition of Assignment by Employee. The Employee expressly agrees for himself and on behalf of his executors, administrators and heirs, that this Agreement and his obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee, his executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder.

6.2          Right of Company to Assign. This Agreement shall be assignable and transferable by the Company to any successor-in-interest without the consent of the Employee.

ARTICLE VII

DEFINITIONS

“Board” means the Board of Directors of the Company.

“Resignation” means the voluntary termination of employment hereunder by the Employee.

“Severance Period” means the period immediately following the date of a Termination by the Company Without Cause and the second anniversary hereof.

“Termination by the Company for Cause” means termination by the Company of the Employee’s employment for:

(i)            misappropriation of any significant monies or significant assets or properties of the Company;

(ii)           conviction of a felony or a crime involving moral turpitude;

(iii)          substantial and repeated failure to comply with directions of any superior;

(iv)          gross negligence or willful misconduct;

(v)           chronic alcoholism or drug addiction together with the Employee’s refusal to cooperate with or participate in counseling and/or treatment of same; or

(vi)          any willful action or inaction of the Employee which, in the reasonable opinion of the Board, constitutes dereliction (willful neglect or willful abandonment of assigned duties), or a material breach of Company policy or rules which, if susceptible to cure, is not cured by the Employee within five (5) days following the Employee’s receipt of written notice from the Company advising the Employee with reasonable specificity as to the action or inaction viewed by the Board to be dereliction or a material breach of Company policy or rules.

“Termination by the Company Without Cause” means a termination of the Employee’s employment by the Company which is not a Termination by the Company for Cause.

“Total Disability” means the Employee’s inability, because of illness, injury or other physical or mental incapacity, to perform his duties hereunder (as determined by the Board in good faith) for a continuous period of one hundred eighty (180) consecutive days, or for a total of one hundred eighty (180) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such one hundred eighty (180) day or three hundred sixty (360) day period, as applicable.

ARTICLE VIII

GENERAL

8.1          Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent (x) by certified or registered mail, postage prepaid, return receipt requested, or (y) via facsimile transmission (provided that a hard copy of such notice is sent to the addressee via one of the methods of delivery or mailing set forth above on the same day the facsimile transmission is sent); to the recipient at the address indicated below:

Notices to Employee:

Gary Coury

Notices to Company:

Joan R. Riley, Esq.

Quixote Corporation

One E. Wacker Drive, Suite 3000

Chicago, IL 60601

Facsimile (312) 467-0197

With Copies to:

Anne Hamblin Schiave, Esq.

Holland & Knight LLC

131 S. Dearborn Street, 30th Floor

Chicago, IL 60603

Facsimile (312) 578-6666

8.2          Governing Law. This Agreement shall be subject to and governed by the laws of the State of California without regard to any choice of law or conflicts of law rules or provisions (whether of the State of California or any other jurisdiction), irrespective of the fact that the Employee may become a resident of a different state.

8.3          Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee and his executors, administrators, personal representatives and heirs.

8.4          Complete Understanding. This Agreement constitutes the complete understanding among the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the employment of the Employee by the Company.

8.5          Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

8.6          Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. The waiver by the Employee of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.

8.7          Venue, Jurisdiction, Etc. The Employee hereby agrees that any suit, action or proceeding relating in any way to this Agreement may be brought and enforced in the Los Angeles County Superior Court of the State of California or in the District Court of the United States of America for the Central District of California, and in either case the Employee hereby submits to the jurisdiction of each such court. The Employee hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any claim that the Employee is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Employee consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to the Employee at his or her address listed in the business records of the Company. Nothing contained herein shall affect the rights of the Company to bring suit, action or proceeding in any other appropriate jurisdiction. The Employee and the Company do each hereby waive any right to trial by jury, he or it may have concerning any matter relating to this Agreement.

8.8          Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.

8.9          Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

8.10        Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and the Employee has hereunto set his hand on the day and year first above written.

COMPANY:		EMPLOYEE:

GREEN LIGHT ACQUISITION COMPANY

By:	/s/ Leslie J. Jezuit	/s/ Gary J. Coury
Its:	President_	Gary Coury

CHO1 #1256486 v4